Exhibit 10.1

EDISON INTERNATIONAL

Director Nonqualified Stock Options

Terms and Conditions

2008

Edison International (“EIX”) awards nonqualified stock options to purchase shares of EIX Common Stock (“EIX Options”) to non-employee members of the Boards of Directors of EIX or Southern California Edison Company (“SCE” and each such non-employee director, a “Holder”) pursuant to the Director Compensation Schedule in effect for such directors from time to time. The EIX Options awarded by EIX to such non-employee directors in 2008 (and each subsequent year unless and until new applicable Terms and Conditions are approved by the EIX Board of Directors (the “EIX Board”) for any new non-employee director awards) are subject to the terms and conditions set forth in this document (these “Terms”). EIX Options (and any dividend equivalent rights related to those EIX Options) awarded to non-employee directors prior to 2008 shall continue to be subject to the Terms and Conditions applicable to such grants at the time such grants were originally awarded. The EIX Options are granted under the 2007 Performance Incentive Plan (the “Plan”).

1.	EXERCISE PRICE

The exercise price of an EIX Option stated in the award certificate is the closing price (in regular trading) of a share of EIX Common Stock on the New York Stock Exchange for the date of the award.

2.	EXERCISABILITY

2.1	Vesting and Term. The EIX Options are fully vested as of the date of grant of the award. Subject to earlier termination as provided below, the EIX Options shall have a term of ten years from the date of grant of the award (the “Option Term”), and any EIX Option outstanding on the last day of the Option Term will terminate on such day for no value.

2.2	Termination of Service. Except as provided below and subject to earlier termination at the end of the Option Term or pursuant to Section 4 below, if a Holder no longer serves on either the EIX or the SCE Board of Directors, the Holder’s EIX Options will terminate, to the extent not previously exercised, 180 days after the last day on which the Holder served as a director of EIX or SCE. However, if a Holder no longer serves on either the EIX or the SCE Board of Directors and the Holder’s termination of service as a director is due to the Holder’s retirement from the Board(s) after attaining at least age 65, or due to the Holder’s disability or death, then, subject to earlier termination as provided in Section 4, the Holder’s EIX Options may be exercised by the Holder through the end of the Option Term as provided in Section 3.

2.3	Method of Exercise. The Holder may exercise an EIX Option by providing written notice to EIX on the form prescribed by EIX for this purpose, or completion of such other EIX Option exercise procedures as EIX may prescribe, accompanied by full payment of the applicable exercise price. Payment must be in cash or its equivalent acceptable to EIX. At the discretion of the Holder, EIX Common Stock valued on the exercise date at a per-share price equal to the closing price of EIX Common Stock on the New York Stock Exchange may be used to pay the exercise price, provided EIX can comply with any legal requirements. A broker-assisted “cashless” exercise may be accommodated for EIX Options at the discretion of EIX. Until payment is accepted, the Holder will have no rights in the optioned stock.

3.	TRANSFER AND BENEFICIARY

3.1	Limitations on Transfers. Except as provided below, the EIX Options will not be transferable by the Holder and, during the lifetime of the Holder, the EIX Options will be exercisable only by the Holder. The Holder may designate a beneficiary who, upon the death of the Holder, will be entitled to exercise the then-vested portion of the Holder’s EIX Options during the remaining term subject to the provisions of the Plan and these Terms.

3.2	Exceptions. Notwithstanding the foregoing, the Holder may transfer his or her EIX Options to the Holder’s spouse, children or grandchildren, or trusts or other vehicles established exclusively for their benefit. Any transfer request must specifically be authorized by EIX in writing and shall be subject to any conditions, restrictions or requirements as EIX may determine.

4.	CHANGE IN CONTROL

4.1	General. Upon a Change in Control of EIX (as defined in Section 4.3 below), then, unless the EIX Board has made a provision for the substitution, assumption, exchange or other continuation or settlement of the EIX Options, or the awards would otherwise continue in accordance with their terms in the circumstances, the EIX Options will terminate upon the Change in Control of EIX in exchange for the right to receive a cash payment based on the distribution or consideration payable to the holders of the EIX Common Stock upon or in respect of such event, such cash payment to be made as soon as practicable after the Change in Control of EIX.

4.2	Involuntary Termination Following Change in Control. If the EIX Board has made a provision for the substitution, assumption, exchange or other continuation or settlement of any EIX Option following a Change in Control of EIX, or the EIX Option would otherwise continue in accordance with its terms in the circumstances, and the Holder’s service as a member of either the EIX or SCE Board of Directors is involuntarily terminated as a result of the Change in Control of EIX within the one-year period following the Change in Control of EIX, such EIX Option (or any award substituted or exchanged for such EIX Option, as applicable) will remain exercisable until the second anniversary of the date of such termination of the Holder’s service (or, if earlier, the last day of the Option Term).

4.3	Definition of Change in Control of EIX. A “Change in Control of EIX” shall be deemed to have occurred as of the first day, after the date of grant of the award, that any one or more of the following conditions shall have been satisfied:

(A)	Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing thirty percent (30%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that such term shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.

(B)	On any day after the date of grant (the “Reference Date”) Continuing Directors cease for any reason to constitute a majority of the EIX Board. A director is a “Continuing Director” if he or she either:

(i)	was a member of the EIX Board on the applicable Initial Date (an “Initial Director”); or

(ii)	was elected to the EIX Board, or was nominated for election by EIX’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the EIX Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (b) above if his or her election, or nomination for election by EIX’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the later of (A) the date of grant or (B) the date that is two (2) years before the Reference Date.

(C)	EIX is liquidated; all or substantially all of EIX’s assets are sold in one or a series of related transactions; or EIX is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of EIX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of EIX (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of EIX or a sale or spin-off of an affiliate of EIX (short of a dissolution of EIX or a liquidation of substantially all of EIX’s assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.

(D)	The consummation of such other transaction that the EIX Board may, in its discretion in the circumstances, declare to be a Change in Control of EIX for purposes of the Plan.

5.	TAXES AND OTHER WITHHOLDING

The Holder shall be responsible for any and all taxes resulting from the grant, exercise and/or payment with respect to the EIX Options. To the extent that any such award event requires Garnishment Payments by EIX, and a sufficient amount of cash is not generated by the underlying transaction to satisfy the Garnishment Payment obligations arising from such transaction, EIX shall substitute a cash award for a number of shares of Common Stock otherwise issuable pursuant to the EIX Option, rounded up to the next whole share for fractional shares, having a fair market value on the payment date equal to the amount required by any Garnishment, less any cash received and not deferred in connection with such transaction. For this purpose, “Garnishment” means garnishment orders, levies, and other assessments imposed by legal authority and “Garnishment Payments” means payments required by EIX pursuant to any such Garnishment.

6.	CONTINUED SERVICE

Nothing in the award certificate or these Terms will be deemed to confer on the Holder any right to continue in service as a director of EIX or SCE.

7.	INSIDER TRADING; SECTION 16

7.1	Insider Trading. Each Holder shall comply with all EIX notice, trading and other policies regarding transactions in and involving EIX securities (including, without limitation, policies prohibiting insider trading).

7.2	Notice of Disposition; Section 16. The Holder agrees that, for as long as he or she remains subject to Section 16 of the Exchange Act and the rules and regulations thereunder, if he or she should plan to dispose of any shares of stock acquired pursuant to any EIX Options (including a disposition by sale, exchange, gift or transfer of legal title), the Holder will notify EIX prior to such disposition.

8.	AMENDMENT

The EIX Options are subject to the terms of the Plan, as it may be amended from time to time. EIX reserves the right to substitute cash awards substantially equivalent in value to the EIX Options. EIX reserves the right to amend these Terms from time to time to the extent that EIX reasonably determines that the amendment is necessary or advisable to comply with applicable laws, rules or regulations or to preserve the intended tax consequences of the EIX Options (including, without limitation, compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder, to the extent that Section 409A is applicable to such awards). The EIX Options may not otherwise be amended or terminated (by amendment to the Plan or otherwise) in any manner materially adverse to the rights of the Holder of the affected award without such Holder’s consent.

9.	MISCELLANEOUS

9.1	Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

9.2	Governing Law. These Terms will be construed under the laws of the State of California.

9.3	Notice. Unless waived by EIX, any notice required under or relating to any EIX Option must be in writing, with postage prepaid, addressed to: Edison International, Attn: Corporate Secretary, P.O. Box 800, Rosemead, CA 91770.

9.4	Construction. These Terms shall be construed and interpreted to comply with Section 409A of the Code. Additionally, when any provision of this document refers to a date, and that date falls on a holiday or weekend, the date shall be deemed to be the next succeeding business day. Any determination of trading price or fair market value for purposes of these Terms shall be made consistent with the resolutions adopted by the EIX Board on July 19, 2001 entitled “Fair Market Value Measure for Equity-Based Awards.”

9.5	Transfer Representations. The Holder agrees that any securities acquired by him or her hereunder are being acquired for his or her own account for investment and not with a view to or for sale in connection with any distribution thereof and that he or she understands that such securities may not be sold, transferred, pledged, hypothecated, alienated, or otherwise assigned or disposed of without either registration under the Securities Act of 1933 or compliance with the exemption provided by Rule 144 or another applicable exemption under such act.

9.6	Award Not Funded. The Holder will have no right or claim to any specific funds, property or assets of EIX or any of its affiliates as to any EIX Option hereunder.

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